EXHIBIT 99.1

Harsco Reports Record Fourth Quarter and Full-Year 2007 Results From Continuing Operations

Company Increases 2008 Guidance On Strength of Its Global Outlook

  *  Fourth quarter diluted EPS from continuing operations a record
     $0.74, up 35 percent
  *  Fourth quarter sales up 21 percent to a record $975 million
  *  Full-year diluted EPS from continuing operations up 36 percent to a record $3.01
  *  Full-year sales reach a record $3.69 billion, up 22 percent
  *  2007 cash flow from operations a record $472 million, up
     15 percent
  *  Successful divestiture of Gas Technologies unit delivers one-time after-tax gain of $26 million from discontinued operations in the fourth quarter

HARRISBURG, Pa., Jan. 31, 2008 (PRIME NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) today reported record fourth quarter and full-year 2007 results from continuing operations.

Fourth quarter 2007 diluted EPS from continuing operations was a record $0.74, compared with $0.55 in the fourth quarter last year. Fourth quarter income from continuing operations was $62.4 million, also a record, compared with $46.4 million last year. Sales in the quarter totaled a record $975 million, up 21 percent from sales of $804 million in the same period last year. Foreign currency translation increased sales by $54 million and pre-tax income by $4.3 million in this year's fourth quarter.

For the full year 2007, income from continuing operations was $255.1 million, or $3.01 per diluted share, both records, compared with income from continuing operations of $186.4 million, or $2.21 per diluted share in 2006. This reflects a 37 percent increase in income and a 36 percent increase in diluted EPS. Sales for the full year 2007 reached a record $3.69 billion, an increase of 22 percent from last year's sales of $3.03 billion. Positive foreign currency translation contributed approximately $167 million to sales in 2007 and approximately $13.9 million to pre-tax income.

Commenting on the Company's results, Harsco Chairman Derek C. Hathaway said, "We are pleased that Harsco has once again produced record quarterly and annual results, reaffirming the value of the Company's far-sighted planning and execution of its global growth strategies. As I retire, it is a personal pleasure to see the Company ending 2007 on a strong operating note and knowing that it is well-positioned for further growth in 2008 and beyond."

Outlook

Commenting on the Company's outlook, Harsco CEO Salvatore D. Fazzolari said, "As we enter 2008 we remain confident of our growth opportunities. Our extensive global footprint and balanced portfolio of businesses will continue to allow us to expand across the world, particularly in the rapidly developing areas of the Middle East, China, India, and Latin America, as these and other key regions continue to invest heavily in their infrastructure. As evidenced by our recent press releases, we see continued acceptance of our value-adding industrial services and products throughout a wider geographic area. With strong internally generated cash flows and a rearmed balance sheet, we clearly have the strength and the cash flows to fund our targeted growth objectives."

"Our continued confidence in Harsco's global growth outlook leads us to raise our full year 2008 guidance for EPS from continuing operations to a range of $3.40 to $3.50, from our previous range of $3.35 to $3.45," said Mr. Fazzolari. "Using the midpoint of the updated guidance, this reflects an increase of approximately 15 percent over 2007's diluted EPS from continuing operations of $3.01."

For the first quarter of 2008, the Company is forecasting earnings from continuing operations in the range of $0.60 to $0.62 per share, compared with $0.54 in last year's first quarter, or an increase of 13.0 percent from the mid-point.

Fourth Quarter Business Review

Access Services

Fourth quarter 2007 sales increased 26 percent to $387 million from $307 million last year. Organic sales growth contributed $55 million, or approximately 18 percent; acquisitions contributed $1 million, or less than 1 percent; and positive foreign currency translation contributed $24 million, or approximately 8 percent. Operating income increased by 63 percent to $51.4 million in the fourth quarter, up from $31.5 million in the comparable period last year. Positive foreign currency translation increased operating income by approximately $2.7 million in this year's fourth quarter. Operating margins increased by 300 basis points to 13.3 percent from 10.3 percent in the fourth quarter of last year.

The outstanding performance in the quarter was the result of strong end-market demand in virtually all regions served by the Company. Of particular note were the Middle East and Eastern Europe, as well as the U.S. and Western Europe.

The outlook for 2008 remains very positive. The Company expects generally strong end-market demand to continue in most of the major geographic regions currently served. This, coupled with further market share gains in existing territories, the penetration of additional regions, and prudent investment in growth capital expenditures, underpin the Company's confidence for continued growth from its Access Services businesses.

Mill Services

Sales in the fourth quarter of 2007 increased by almost 16 percent to $405 million from $350 million in last year's comparable quarter. Organic sales were up $11 million or approximately 3 percent; acquisitions contributed $15 million, or 4 percent; and positive foreign currency translation contributed $29 million, or 8 percent. Fourth quarter operating income decreased by $7.3 million or 19 percent to $31.1 million. Foreign currency translation contributed $3.5 million to operating income in the quarter. Operating margins decreased from 11.0 percent in last year's fourth quarter to 7.7 percent this year.

The quarter included higher severance and other restructuring charges of $4.7 million pre-tax, compared with last year's comparable period. Also incurred in the quarter were $2.9 million pre-tax in higher costs for process improvements and other optimization initiatives to better position the business for future growth and improved operating performance. Adjusting for these charges and costs, income in the quarter would have been essentially flat compared with the fourth quarter of last year. Likewise, adjusting for these restructuring charges and process optimization costs, operating margins in the fourth quarter of 2007 would have been 9.5 percent, compared with 11.1 percent in the similar quarter of 2006.

The Company remains confident that the operating margins of this segment will return to more historical levels as 2008 progresses. There are clear indications that global steel production continues to increase, and the Company has announced several important new contract signings, with further such announcements expected. The estimated future value of the Company's Mill Services contracts grew by over 11 percent in 2007 to end the year at almost $5 billion. The Company believes that its recent restructuring and optimization efforts will result in margin improvements throughout 2008, as detailed during its recent Annual Analysts Conference in December.

Minerals & Rail Services and Products

Sales of $182 million in the fourth quarter of 2007 were 24 percent higher than the $147 million in the same period last year. Organic sales growth contributed $1 million, or approximately 1 percent; the previously announced February 1, 2007 acquisition of Excell Minerals contributed $33 million, or 22 percent; and positive foreign currency translation contributed approximately $1 million, or 1 percent. Operating income increased by 103 percent to $29.9 million, up from $14.8 million in the fourth quarter of last year. Foreign currency translation had a minimal effect on operating income in this year's fourth quarter. Operating margins were 16.4 percent, 640 basis points higher than last year's fourth quarter margin of 10.0 percent.

The quarter's strong performance was again broad-based and included increases in operating income and margins from all business units in the group. Revenues increased for all units except Harsco Track Technologies where sales were down in the quarter due to the timing of deliveries. Year-end backlogs for Harsco Track Technologies, however, are at record levels.

The outlook for the Minerals & Rail Services and Products group remains positive. Recent new contract awards and healthy order backlogs should allow the companies within this group to perform well in 2008.

Discontinued Operations

As previously announced, the Company completed the sale of its Gas Technologies business group on December 7, 2007. Terms of the sale included $300 million paid in cash at closing plus a working capital adjustment, and a $40 million earnout, contingent on the Gas Technologies group achieving certain performance targets in 2008 or 2009. During the fourth quarter the Company recorded income of $29.1 million, or $0.34 per diluted share from discontinued operations, which included a $26.4 million after-tax gain, or $0.31 per share, from the sale of this business.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the full year 2007 was a record $472 million, a 15 percent increase over the $409 million for the comparable period of last year. Net cash used by investing activities was $386 million, a 7 percent increase over the $359 million last year. The increased use of cash was due primarily to higher capital expenditures for organic growth, capital initiatives to improve operational efficiencies, and expenditures for businesses acquired in 2007, offset by proceeds from the Gas Technologies divestiture. Net cash provided by operating activities in the fourth quarter of 2007 was $99 million, compared with $130 million in 2006. The fourth quarter of 2007 included higher tax payments and inventory purchases required for order backlogs. In addition, $300 million was received in the fourth quarter from the previously noted sale of the Company's Gas Technologies business.

During 2007, the Company's total debt increased by $18 million to $1.08 billion. The increase in debt was principally due to foreign currency translation. On a cash basis, total debt decreased by $22.7 million from December 31, 2006. The debt-to-capital ratio decreased 730 basis points to 40.8 percent, down from 48.1 percent at the end of 2006.

Consistent with the results for the year, significant improvement in Economic Value Added (EVA(r)) was achieved in 2007.

Forward-Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates; changes in the performance of stock and bond markets; changes in governmental laws and regulations; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates; the seasonal nature of the Company's business; and the successful integration of the Company's strategic acquisitions. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 29050419. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 29050419.

About Harsco

Harsco Corporation is one of the world's leading diversified industrial services companies, serving major customers in the global non-residential construction and infrastructure, steel and metals, energy and railway industries. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                           Three Months Ended       Twelve Months Ended
 (In thousands, except         December 31              December 31
  per share amounts)        2007       2006(a)       2007        2006(a)
 -----------------------------------------------------------------------
 Revenues from continuing
  operations:
  Service sales           $  847,803  $  678,522  $3,166,561  $2,538,068
  Product sales              126,818     125,714     521,599     487,545
 -----------------------------------------------------------------------
   Total revenues            974,621     804,236   3,688,160   3,025,613
 -----------------------------------------------------------------------

 Costs and expenses from
  continuing operations:
  Cost of services sold      622,516     498,595   2,316,904   1,851,230
  Cost of products sold       86,667      91,752     368,600     351,962
  Selling, general and
   administrative expenses   149,851     127,506     538,233     472,790
  Research and development
   expenses                      585         875       3,175       2,846
  Other expenses               4,348         610       3,443       2,476
 -----------------------------------------------------------------------
   Total costs and
    expenses                 863,967     719,338   3,230,355   2,681,304
 -----------------------------------------------------------------------

   Operating income from
    continuing operations    110,654      84,898     457,805     344,309

 Equity in income/(loss)
  of unconsolidated
  entities, net                  309         (63)      1,049         192
 Interest income               2,013       1,003       4,968       3,582
 Interest expense            (21,291)    (16,517)    (81,383)    (60,479)
 -----------------------------------------------------------------------

   Income from continuing
    operations before
    income taxes and
    minority interest         91,685      69,321     382,439     287,604

 Income tax expense          (26,418)    (21,214)   (117,598)    (93,354)
 -----------------------------------------------------------------------

   Income from continuing
    operations before
    minority interest         65,267      48,107     264,841     194,250

 Minority interest in net
  income                      (2,889)     (1,673)     (9,726)     (7,848)
 -----------------------------------------------------------------------

 Income from continuing
  operations                  62,378      46,434     255,115     186,402
 -----------------------------------------------------------------------

 Discontinued operations:
  Income from operations of
   discontinued business       2,251       8,512      26,897      14,070
  Gain on disposal of
   discontinued business      45,522          28      41,414          28
  Income tax expense         (18,704)     (2,503)    (23,934)     (4,102)
 -----------------------------------------------------------------------
 Income from discontinued
  operations                  29,069       6,037      44,377       9,996
 -----------------------------------------------------------------------
   Net Income             $   91,447  $   52,471  $  299,492  $  196,398
 =======================================================================

 Average shares of common
  stock outstanding           84,290      84,030      84,169      83,905

 Basic earnings per common
  share:
  Continuing operations   $     0.74  $     0.55  $     3.03  $     2.22
  Discontinued operations       0.34        0.07        0.53        0.12
 -----------------------------------------------------------------------
 Basic earnings per common
  share                   $     1.08  $     0.62  $     3.56  $     2.34
 =======================================================================

 Diluted average shares of
  common stock outstanding    84,849      84,535      84,724      84,430

 Diluted earnings per
  common share:
  Continuing operations   $     0.74  $     0.55  $     3.01  $     2.21
  Discontinued operations       0.34        0.07        0.52        0.12
 -----------------------------------------------------------------------
 Diluted earnings per
  common share            $     1.08  $     0.62  $     3.53  $     2.33
 =======================================================================

 (a) Reclassified for comparative purposes.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                              December 31  December 31
 (In thousands)                                  2007         2006
 ---------------------------------------------------------------------
 ASSETS

 Current assets:
  Cash and cash equivalents                   $   121,833  $   101,260
  Accounts receivable, net                        824,094      753,168
  Inventories                                     310,931      285,229
  Other current assets                             88,016       88,398
  Assets held-for-sale                                463        3,567
 ---------------------------------------------------------------------
   Total current assets                         1,345,337    1,231,622
 ---------------------------------------------------------------------
 Property, plant and equipment, net             1,535,214    1,322,467
 Goodwill, net                                    720,069      612,480
 Intangible Assets, net                           188,864       88,164
 Other assets                                     115,946       71,690
 ---------------------------------------------------------------------
   Total assets                               $ 3,905,430  $ 3,326,423
 =====================================================================

 LIABILITIES
 Current liabilities:
  Short-term borrowings                       $    60,323  $   185,074
  Current maturities of long-term debt              8,384       13,130
  Accounts payable                                307,814      287,006
  Accrued compensation                            108,871       95,028
  Income taxes payable                             41,300       61,967
  Dividends payable                                16,444       15,983
  Insurance liabilities                            44,823       40,810
  Other current liabilities                       286,011      211,777
 ---------------------------------------------------------------------
   Total current liabilities                      873,970      910,775
 ---------------------------------------------------------------------
 Long-term debt                                 1,012,087      864,817
 Deferred income taxes                            174,423      103,592
 Insurance liabilities                             67,182       62,542
 Retirement plan liabilities                      120,536      189,457
 Other liabilities                                 91,113       48,876
 ---------------------------------------------------------------------
   Total liabilities                            2,339,311    2,180,059
 ---------------------------------------------------------------------

 STOCKHOLDERS' EQUITY
 Common stock                                     138,665       85,614
 Additional paid-in capital                       128,622      166,494
 Accumulated other comprehensive loss              (2,501)    (169,334)
 Retained earnings                              1,904,502    1,666,761
 Treasury stock                                  (603,169)    (603,171)
 ---------------------------------------------------------------------
   Total stockholders' equity                   1,566,119    1,146,364
 ---------------------------------------------------------------------
   Total liabilities and stockholders'
    equity                                    $ 3,905,430  $ 3,326,423
 =====================================================================

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                           Three Months Ended      Twelve Months Ended
                              December 31             December 31
 (In thousands)             2007       2006         2007       2006
 ---------------------------------------------------------------------

 Cash flows from
  operating activities:
  Net income              $  91,447  $  52,471    $ 299,492  $ 196,398
  Adjustments to reconcile
   net income to net cash
   provided (used) by
   operating activities:
   Depreciation              73,382     64,496      277,397    245,397
   Amortization               8,440      1,985       29,016      7,585
   Equity in income of
    unconsolidated
    entities, net              (310)        67       (1,049)      (188)
   Dividends or
    distributions from
    unconsolidated
    entities                      5         --          181         --
   Other, net               (41,341)    (1,124)     (42,076)     8,008
   Changes in assets and
    liabilities, net of
    acquisitions and
    dispositions of
    businesses:
    Accounts receivable      39,056     28,191      (60,721)   (27,261)
    Inventories             (31,830)     2,099     (106,495)   (20,347)
    Accounts payable         (6,291)    23,569       18,268     13,017
    Accrued interest
     payable                (20,488)   (18,282)      (1,291)       497
    Accrued compensation     11,721      8,234        8,516     11,846
    Other assets and
     liabilities            (24,395)   (31,403)      50,502    (25,713)
 ---------------------------------------------------------------------

   Net cash provided by
    operating activities     99,396    130,303      471,740    409,239
 ---------------------------------------------------------------------

 Cash flows from investing
  activities:
  Purchases of property,
   plant and equipment     (117,403)   (83,693)    (443,583)  (340,173)
  Purchase of businesses,
   net of cash acquired        (830)   (22,912)    (254,639)   (34,333)
  Proceeds from sales of
   assets                   298,899      6,227      317,189     17,650
  Other investing
   activities                (2,110)    (2,718)      (5,092)    (2,599)
 ---------------------------------------------------------------------

   Net cash provided
    (used) by investing
    activities              178,556   (103,096)    (386,125)  (359,455)
 ---------------------------------------------------------------------

 Cash flows from financing
  activities:
  Short-term borrowings,
   net                     (376,208)    84,846     (137,645)    73,050
  Current maturities and
   long-term debt:
    Additions               426,060     64,648    1,023,282    315,010
    Reductions             (298,291)  (165,326)    (908,295)  (423,769)
  Cash dividends paid on
   common stock             (14,945)   (13,657)     (59,725)   (54,516)
  Common stock
   issued-options             7,351        319       11,765     11,574
    Other financing
     activities              (2,697)    (1,854)      (7,069)    (5,545)
 ---------------------------------------------------------------------

   Net cash used by
    financing activities   (258,730)   (31,024)     (77,687)   (84,196)
 ---------------------------------------------------------------------

 Effect of exchange rate
  changes on cash               (57)     5,544       12,645     14,743
 ---------------------------------------------------------------------

 Net increase (decrease)
  in cash and cash
  equivalents                19,165      1,727       20,573    (19,669)

 Cash and cash
  equivalents at beginning
  of period                 102,668     99,533      101,260    120,929
 ---------------------------------------------------------------------

 Cash and cash
  equivalents at end
  of period               $ 121,833  $ 101,260    $ 121,833  $ 101,260
 =====================================================================

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                          Three Months Ended      Three Months Ended
                          December 31, 2007       December 31, 2006

                                     Operating
                                       Income                Operating
                           Sales       (loss)      Sales       Income
 ---------------------------------------------------------------------
 Access Services
  Segment               $   387,481  $  51,350  $   306,843  $  31,500

 Mill Services Segment      404,745     31,062      350,136     38,346

 Minerals & Rail
  Services and Products
  ("all other") Category    182,379     29,944      147,257     14,787

 General Corporate               16     (1,702)          --        265
 ---------------------------------------------------------------------

 Consolidated Totals    $   974,621  $ 110,654  $   804,236  $  84,898
 =====================================================================

                          Twelve Months Ended     Twelve Months Ended
                           December 31, 2007      December 31, 2006

                                     Operating               Operating
                                       Income                  Income
                           Sales       (loss)      Sales       (loss)
 ---------------------------------------------------------------------

 Access Services
  Segment               $ 1,415,873  $ 183,752  $ 1,080,924  $ 120,382

 Mill Services Segment    1,522,274    134,504    1,366,530    147,798

 Minerals & Rail
  Services and Products
  ("all other") Category    749,997    142,191      578,159     77,466

 General Corporate               16     (2,642)          --     (1,337)
 ---------------------------------------------------------------------

    Consolidated
     Totals             $ 3,688,160  $ 457,805  $ 3,025,613  $ 344,309
 =====================================================================

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com